EXHIBIT 99.1

Hub Group, Inc. Reports First Quarter 2023 Results

Highlights:

  Diluted earnings per share (EPS) of $1.88 for the quarter
  First quarter revenue of $1.2 billion
  Quarterly operating income of $78 million (6.8% of revenue) driven by our focus on operating efficiency and yield management
  Ended the quarter with cash and cash equivalents of $343 million

OAK BROOK, Ill., April 27, 2023 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced first quarter 2023 net income of $62 million, and diluted earnings per share of $1.88. Net income for first quarter 2022 was $88 million, or $2.58 per diluted share.

“Although we are in a softer demand environment the $1.2 billion of revenue we generated in the quarter is the second highest first quarter revenue in the history of our company. Our yield management, cost containment and operating efficiency initiatives resulted in operating income margin of 6.8% of revenue. We continue to execute on our long-term strategy, investing in our core business and technology while diversifying our service offering. We remain focused on managing our costs and capital structure, while supporting our customers with great service and investing for growth to drive success in a variety of market conditions,” said Phil Yeager, Hub Group’s President and Chief Executive Officer.

Changes to Financial Reporting

As we have continued to expand our service offerings and diversify our business we have also made changes to the financial information that our CEO uses to make operating and capital decisions. Beginning with the first quarter of 2023, we concluded that we had two reportable segments: Intermodal and Transportation Solutions (“ITS”) and Logistics. Our ITS Segment includes our asset-light business lines: intermodal and dedicated trucking. Our Logistics Segment includes our non-asset business lines: managed transportation, truck brokerage, final mile, consolidation, warehousing and fulfillment. In addition, we have made changes to the presentation of certain expenses in our Consolidated Statements of Earnings. Included in this release is an exhibit providing an unaudited historical recast of our Consolidated Statements of Earnings as well as segment financial information for 2022.

First Quarter 2023 Results

Consolidated revenue for the first quarter of 2023 decreased to $1.2 billion as compared to $1.3 billion in first quarter 2022. Purchased transportation and warehousing costs declined as compared to prior year due to lower volumes, reductions in third-party carrier costs per load, and decreased use of third-party carriers for drayage, partially offset by higher equipment and rail costs. Salaries and benefits costs increased $9 million relative to prior year due to $28 million of incremental expense related to growth of our driver and warehouse employee headcount, partially offset by a $19 million reduction in office employee compensation due to lower headcount and lower incentive compensation expense. General and administrative expense increased as compared to prior year due to higher rent expense and higher outside services expense primarily for IT software related to the acquisition of TAGG Logistics, LLC (“TAGG”). Depreciation and amortization expense increased as compared to prior year due to investments in our container and tractor fleets, as well as amortization of intangible assets related to the acquisition of TAGG. Operating income for the quarter was $78 million (6.8% of revenue) as compared to $115 million (8.9% of revenue) in the prior year. EBITDA (non-GAAP)1 for the quarter was $124 million. The first quarter 2023 effective tax rate of 19.4% benefitted primarily from a change in state apportionment methodology.

First quarter ITS Segment revenue was $709 million, as compared to $777 million in the prior year. Intermodal revenue per load for the quarter increased 3% while volume decreased 12% as compared to prior year. Volume for the quarter was impacted by softer demand conditions as retailers’ inventory levels increased from the lows seen in 2021, which impacted demand for our services. Revenue for our Dedicated business line grew 5% in the quarter. ITS operating income decreased to $49 million (7.0% of revenue) as compared to $86 million (11.0% of revenue) in the prior year due to lower volume, higher equipment costs and lower surcharges. These headwinds were partially offset by lower drayage costs as we increased the portion of drayage handled on our own fleet to 74% in first quarter 2023 as compared to 58% in the prior year, as well as an improvement in profitability at our Dedicated service line.

First quarter Logistics Segment revenue was $469 million, as compared to $541 million in the prior year. The decline in revenue was driven by lower revenue per load in our brokerage business line and lower managed transportation business line revenue, partially offset by revenue from TAGG. First quarter operating income was 6.1% of revenue as compared to 5.4% last year. Operating income was unchanged at $29 million, as lower revenue was offset by lower purchased transportation costs and our yield management initiatives.

Capital expenditures for the first quarter of 2023 totaled $27 million. As of March 31, 2023, we had cash and cash equivalents of $343 million.

2023 Outlook

We expect our 2023 diluted earnings per share will range from $6.00 to $7.00. We estimate revenue will range from $4.6 to $4.8 billion. We project our effective tax rate for the year will be 23.5-24.5%. We expect capital expenditures for containers, tractors, warehousing equipment and technology will range from $140 to $150 million.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure of profitability defined as earnings before interest, taxes, depreciation and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of this non-GAAP financial measure to Net Income, the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on April 27, 2023 to discuss our first quarter 2022 results.

Hosting the conference call will be Phil Yeager, President and CEO. Also participating on the call will be Brian Alexander, Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please pre-register at

https://register.vevent.com/register/BIeccf0be1980b42baab60bc9181ac7ce1 to receive the dial-in number and unique PIN. On the day of the call, dial in approximately ten minutes prior to the scheduled call time and enter the unique participant PIN received during registration. The call will be limited to 60 minutes, including questions and answers. An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our outlook, profit improvement initiatives and capital expenditures. These statements are based on Hub Group’s current beliefs and expectations of future events or future results, and involve risks and uncertainties that are difficult to predict and subject to change. Factors that could cause actual results to differ materially include, among other things, general or regional economic conditions, including inflation and changes in trade policy; the effect of the ongoing COVID-19 pandemic (including any spikes, outbreaks or variants of the virus) and any future government actions taken in response to the pandemic, on our business operations and general economic and financial market conditions; governmental or regulatory requirements affecting tax, wage and hour matters, health and safety, labor and employment, insurance or other areas; shipping and intermodal costs and prices, the integration of acquisitions and expenses relating thereto; driver shortages; the amount and timing of strategic investments or divestitures by Hub Group; the failure to implement and integrate critical information technology systems; cyber security incidents; and retail and other customers encountering adverse economic conditions. Further information on these factors and other risks that may affect the Hub Group’s business is included in filings it makes with the SEC from time to time, including but not limited to those discussed under the “Risk Factors” section in Hub Group’s Form 10-K for the fiscal year ended December 31, 2022, and other filings with the SEC and in other investor communications of Hub Group from time to time. Hub Group assumes no obligation to update any such forward-looking statements.

SOURCE:   Hub Group, Inc.

CONTACT: Geoff DeMartino of Hub Group, Inc., +1-630-271-3623

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2023		2022
		% of		% of
	Amount	Revenue	Amount	Revenue
Operating revenue	$1,152,265	100.0%	$1,298,123	100.0%

Operating expenses:
Purchased transportation and warehousing	866,931	75.2%	995,265	76.7%
Salaries and benefits	137,431	11.9%	128,739	9.9%
Depreciation and amortization	35,449	3.1%	31,289	2.4%
Insurance and claims	12,683	1.1%	9,293	0.7%
General and administrative	25,541	2.2%	23,222	1.8%
Gain on sale of assets, net	(3,975)	-0.3%	(4,745)	-0.4%
Total operating expenses	1,074,060	93.2%	1,183,063	91.1%

Operating income	78,205	6.8%	115,060	8.9%

Other income (expense):
Interest expense, net	(1,594)	-0.1%	(1,698)	-0.1%
Other, net	39	0.0%	131	0.0%
Total other expense, net	(1,555)	-0.1%	(1,567)	-0.1%

Income before provision for income taxes	76,650	6.7%	113,493	8.8%

Provision for income taxes	14,870	1.3%	25,990	2.0%

Net income	$61,780		$87,503

Earnings per share
Basic	$1.90		$2.60
Diluted	$1.88		$2.58

Basic weighted average number of shares outstanding	32,549		33,644
Diluted weighted average number of shares outstanding	32,838		33,966

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2023	2022
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$342,570	$286,642
Accounts receivable trade, net	696,789	716,190
Accounts receivable other	4,300	3,967
Prepaid taxes	9,382	16,987
Prepaid expenses and other current assets	19,297	32,914
TOTAL CURRENT ASSETS	1,072,338	1,056,700

Restricted investments	19,187	18,065
Property and equipment, net	776,656	783,683
Right-of-use assets - operating leases	174,194	102,114
Right-of-use assets - financing leases	4,357	1,194
Other intangibles, net	190,235	197,386
Goodwill	629,407	629,402
Other assets	21,608	21,537
TOTAL ASSETS	$2,887,982	$2,810,081

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$330,260	$344,751
Accounts payable other	12,343	15,563
Accrued payroll	28,673	66,669
Accrued other	130,909	132,324
Lease liability - operating leases	35,248	29,547
Lease liability - financing leases	2,375	1,175
Current portion of long term debt	97,899	101,741
TOTAL CURRENT LIABILITIES	637,707	691,770

Long term debt	236,160	240,724
Non-current liabilities	47,725	43,505
Lease liability - operating leases	145,612	78,557
Lease liability - financing leases	1,890	-
Deferred taxes	159,840	155,923

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2023 and 2022.	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized; 41,312,185 shares issued in both 2023 and 2022; 32,760,635 shares outstanding
in 2023 and 32,646,621 shares outstanding in 2022.	413	413
Class B: $.01 par value; 662,300 shares authorized;
574,903 shares issued and outstanding in both 2023 and 2022.	6	6

Additional paid-in capital	206,111	208,165
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,843,362	1,781,582
Accumulated other comprehensive loss	(180)	(214)
Treasury stock; at cost, 8,551,550 shares in 2023
and 8,665,564 shares in 2022	(375,206)	(374,892)
TOTAL STOCKHOLDERS' EQUITY	1,659,048	1,599,602
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,887,982	$2,810,081

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022

Cash flows from operating activities:
Net income	$61,780	$87,503
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	45,810	35,193
Deferred taxes	4,901	5,286
Compensation expense related to share-based compensation plans	5,238	4,719
Gain on sale of assets, net	(3,975)	(4,745)
Changes in operating assets and liabilities, net of acquisitions:
Restricted investments	(1,122)	2,759
Accounts receivable, net	18,951	(65,288)
Prepaid taxes	7,605	535
Prepaid expenses and other current assets	13,617	3,403
Other assets	(653)	(1,516)
Accounts payable	(17,705)	7,771
Accrued expenses	(40,065)	7,130
Non-current liabilities	(5,007)	(2,540)
Net cash provided by operating activities	89,375	80,210

Cash flows from investing activities:
Proceeds from sale of equipment	10,172	6,444
Purchases of property and equipment	(26,845)	(30,927)
Acquisitions, net of cash acquired	108	-
Net cash used in investing activities	(16,565)	(24,483)

Cash flows from financing activities:
Repayments of long term debt	(29,237)	(26,024)
Stock withheld for payments of withholding taxes	(7,606)	(5,585)
Finance lease payments	(888)	(526)
Proceeds from issuance of debt	20,831	23,512
Net cash used in financing activities	(16,900)	(8,623)

Effect of exchange rate changes on cash and cash equivalents	18	8

Net increase in cash and cash equivalents	55,928	47,112
Cash and cash equivalents beginning of period	286,642	159,784
Cash and cash equivalents end of period	$342,570	$206,896

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended March 31,
Operating Revenue	2023	2022
Intermodal and Transportation Services	$709,249	$776,570
Logistics	469,141	540,984
Inter-segment eliminations	(26,125)	(19,431)
Total operating revenue	$1,152,265	$1,298,123

	Three Months
	Ended March 31,
Operating Income	2023	2022
Intermodal and Transportation Services	$49,379	$85,696
Logistics	28,826	29,364
Total operating income	$78,205	$115,060

	Three Months
	Ended March 31,
Depreciation and Amortization	2023	2022
Intermodal and Transportation Services	$27,142	$24,375
Logistics	8,307	6,914
Total depreciation and amortization	$35,449	$31,289

RECONCILIATION OF NET INCOME TO EBITDA (1)
(in thousands)
(unaudited)

	Three Months
	Ended March 31,

	2023	2022

Net Income	$61,780	$87,503

Interest Expense, net	1,594	1,698

Depreciation and Amortization	45,810	35,193

Provision for Income Taxes	14,870	25,990

EBITDA	$124,054	$150,384

(1) See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	2022
Operating Revenue	Q1	Q2	Q3	Q4	YTD
Intermodal and Transportation Solutions	$776,570	$875,150	$856,001	$804,710	$3,312,431
Logistics	540,984	548,613	525,178	507,043	2,121,818
Inter-segment eliminations	(19,431)	(22,307)	(25,772)	(26,249)	(93,759)
Total operating revenue	$1,298,123	$1,401,456	$1,355,407	$1,285,504	$5,340,490

	2022
Operating Income	Q1	Q2	Q3	Q4	YTD
Intermodal and Transportation Solutions	$85,696	$100,601	$86,773	$75,467	$348,537
Logistics	29,364	37,035	30,966	28,819	126,184
Total operating income	$115,060	$137,636	$117,739	$104,286	$474,721

	2022
Depreciation and Amortization	Q1	Q2	Q3	Q4	YTD
Intermodal and Transportation Solutions	$24,375	$25,383	$26,020	$26,501	$102,279
Logistics	6,914	6,861	7,522	8,213	29,510
Total depreciation and amortization	$31,289	$32,244	$33,542	$34,714	$131,789

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)
	2022
	Q1	Q2	Q3	Q4	YTD
Operating revenue	$1,298,123	$1,401,456	$1,355,407	$1,285,504	$5,340,490

Operating expenses:
Purchased transportation and warehousing	995,265	1,062,983	1,023,051	955,204	4,036,503
Salaries and benefits	128,739	129,499	137,666	147,106	543,010
Depreciation and amortization	31,289	32,244	33,542	34,714	131,789
Insurance and claims	9,293	10,645	17,615	20,511	58,064
General and administrative	23,222	36,213	34,382	26,762	120,579
Gain on sale of assets, net	(4,745)	(7,764)	(8,588)	(3,079)	(24,176)
Total operating expenses	1,183,063	1,263,820	1,237,668	1,181,218	4,865,769

Operating income	115,060	137,636	117,739	104,286	474,721

Other income (expense):
Interest expense, net	(1,698)	(1,402)	(2,150)	(1,382)	(6,632)
Other, net	131	(195)	(384)	317	(131)
Total other expense, net	(1,567)	(1,597)	(2,534)	(1,065)	(6,763)

Income before provision for income taxes	113,493	136,039	115,205	103,221	467,958

Provision for income taxes	25,990	33,193	27,880	23,947	111,010

Net income	$87,503	$102,846	$87,325	$79,274	$356,948